Exhibit 4.20

CONGRESS FINANCIAL CORPORATION (WESTERN)

251 South Lake Avenue, Suite 900

Los Angeles, California 91101

November 4, 2004

Geologistics Corporation

1251 East Dyer Road, Suite 250

Santa Ana, California 92705

Re:           Amendment to Amended and Restated Guaranty and Security Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Guaranty and Security Agreement (as amended, the “Guaranty”) dated as of November 7, 2001, made by Geologistics Corporation, a Delaware corporation (“Guarantor”), in favor of Congress Financial Corporation (Western) (“Lender”). Capitalized terms used herein without definition shall have the meanings set forth in the Guaranty.

Section 3(b)(iv) of the Guaranty is hereby amended and restated in its entirety to read as follows:

“(iv)          Guarantor has no deposit accounts as of the date hereof, except as set forth in the Information Certificate. Guarantor shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days’ prior written notice of the intention of Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such deposit account, Guarantor shall as Lender may specify either (A) deliver to Lender a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Lender to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Lender. Lender may exercise control over any of Guarantor’s deposit accounts pursuant to any such Deposit Account Control Agreements immediately and without any notice upon the occurrence and during the continuation of an Event of Default (as hereinafter defined), provided that Lender shall give Guarantor not less than five (5) prior business days written notice before applying any funds received by Lender from any such deposit accounts to the Guaranteed Obligations. The terms of this Section 3(b)(iv) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Guarantor’s salaried employees.”

Except as specifically referenced in this letter, the terms of the Guaranty are not modified in any way and the Guaranty shall continue to be in full force and effect.

This letter amendment shall be construed under and governed by the laws of the State of California, and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or electronic transmission of a “pdf” (or other such viewable, printable data file) shall be equally effective as delivery of a manually executed original counterpart.

Please indicate your acknowledgement and agreement with the foregoing by signing this letter in the spaces provided below and returning the original to Lender as soon as possible.

CONGRESS FINANCIAL CORPORATION
(WESTERN)

		By:	/s/ Gary Whitaker
		Name:	Gary Whitaker
		Title:	Vice President

AGREED AND ACCEPTED THIS 4th
DAY OF NOVEMBER, 2004:

GEOLOGISTICS CORPORATION,
a Delaware corporation

By:	/s/ Rima Hochman
Name:	Rima Hochman
Title:	Controller

“BORROWERS”

MATRIX INTERNATIONAL LOGISTICS, INC.,
a Delaware corporation

By:	/s/ Michael Bible
Name:	Michael Bible
Title:	Vice President

GEOLOGISTICS AMERICAS INC.,
a Delaware corporation

By:	/s/ Michael Bible
Name:	Michael Bible
Title:	Vice President, Finance

GEOLOGISTICS EXPO SERVICES, LLC,
a Georgia limited liability company

By:	/s/ Michael Bible
Name:	Michael Bible
Title:	Manager